EXHIBIT 10.11

James M. Williams

2350 Partridge Lane

Lancaster, PA. 17601

Dear Jim:

It is a pleasure to offer you an opportunity for employment with Monterey Pasta Company (‘the Company”).  It is important that you have an understanding of the basic terms and conditions of your employment relationship with the Company.  We are pleased to offer you the following:

Title:	President

Status:	Effective October 1, 2002

Salary Rate:	$290,000.00 annual salary, or $11,154 bi-weekly

The quote of an annual salary does not imply a contract, as Monterey Pasta Company is an “at will” employee

Bonus Plan

You will be eligible for up to a maximum 50% bonus paid annually (calendar year.) Based on mutually agreed upon performance standards you may receive up to a maximum of 50% of gross wages. Also based on the achievement of mutually agreed upon performance standards, up to one-fourth (25%) of the annual bonus will be paid for the remainder of the year 2002. (October 2, 2002 – December 29, 2002 period.)

Benefits:

The Company will be starting your employment with paid vacation starting with four (4) weeks per year *, maximum four (4) paid sick days and one (1) paid personal day. *(Will start with two (2) weeks and accrue from there.)

The Company will be providing you with options to purchase 200,000 shares of stock. 50,000 shares will vest at the end of each full year of employment. The first grant date (pricing) will be at the employment date (October 1, 2002.) The future grant dates (pricing) will occur at the employment anniversary date (October 1) for each ensuing year of employment for a period of three (3) years.

After 60 days of employment (January 1, 2003) you will be eligible to receive group medical benefits, dental, life insurance, as may be offered by the Company. The Human Resources Department will provide you with the necessary forms and information regarding enrollment requirements. The Company will pay the COBRA fees for the first sixty (60) days if necessary.

After three (3) months of employment you will be eligible to participate in the Company 401k plan. After one (1) year of service, you will be eligible to participate in the Employee Stock Purchase Program.

The benefit and bonus packages are subject to change, amendment, or elimination at any time at the discretion of the Company.

The Company will provide a car allowance of $750.00 per month.

The Company will also provide the following:

1.	$20,000 per year for each of the first three (3) years as a housing-assistance bonus. (Pay-as-you-go)

2.	Relocation assistance:

a) Physical move of household goods and automobiles.

b) Closing costs and real estate fees on the sale of existing home.

c) Loan fees not to exceed one (1) point on the purchase of the new home.

d) Temporary housing (corporate type, short-term) expected not to exceed three (3) months.

e) Two (2) house-hunting trips.

f) $10,000 to cover miscellaneous incidental costs.

g) Gross up to alleviate impact of taxes.

3. In the event of termination without cause, you will be entitled to twelve (12) months severance pay (base salary.) (Definition of cause of termination to be defined in separate letter.)

This employment offer is contingent upon (1) your acceptance of the terms of the offer set forth herein by signing the attached Acknowledgement, (2) successful verification of your employment eligibility consistent with the requirements of the U.S. Department of Justice immigration and Naturalization Service, and (3) the company’s sole satisfaction with the results of any discretionary background and due diligence check on you, (4) your completing and successfully passing a pre-employment drug screen.

If you agree with the above terms, please indicate your acceptance by signing the Acknowledgement Form, and returning the original(s) to Human Resources.  Please understand that this is not a binding offer until all contingencies are resolved.

We are looking forward to having you become an integral part of our company and believe you will find joining our team a rewarding opportunity to make a difference for yourself, our customers, and our Monterey Pasta family.

Sincerely,

/s/ R. Lance Hewitt
R. Lance Hewitt
President/CEO